Exhibit 2.2

FIRST AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

This First Amendment to Membership Interest Purchase Agreement (the “First  Amendment”) is entered into as of December 18, 2009, by and among Primoris Services Corporation, a Delaware corporation (“Buyer”), James Construction Group, L.L.C., a Florida limited liability company (“Target”), each of the Members of Target as set forth on the signature page hereto (“Sellers”), and Michael D. Killgore, as Sellers’ Representative. Buyer, Target and Sellers are referred to herein individually as a “Party” and collectively as the “Parties.” This First Amendment amends in part the Membership Interest Purchase Agreement entered into as of November 18, 2009 by and among the Parties (the “Agreement”).

A.             The Parties are desirous of amending the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.             Section 2.2(e) of the Agreement is deleted in its entirety and instead added to Section 2.5 of the Agreement. Section 2.5 of the Agreement shall now read as follows:

“2.5           Distributions to Sellers.

(a)           Base Distribution. Prior to Closing or within five (5) days after the Closing, Target shall make a cash distribution to Sellers in the aggregate amount of Thirty-Five Million Dollars ($35,000,000) less any other distributions made after June 30, 2009, other than the membership distributions made on or about September 15, 2009 in the aggregate amount of $2,543,907 (the “September Distributions”), and those to be made under Section 2.5(b).

(b)           Second Half Earnings Distribution. Prior to Closing, Target shall make a distribution to Sellers in an amount equal to the aggregate amount of Sellers’ estimate of the amount equal to (i) forty-five percent (45%) of the first Ten Million Two Hundred Fifty-Five Thousand Dollars ($10,255,000) of Net Income for the Second Half Earnings Period (the “45% Distribution”) plus (ii) forty-one percent (41%) of Net Income for the Second Half Earnings Period in excess of Ten Million Two Hundred Fifty-Five Thousand Dollars ($10,255,000) (the “41% Distribution”), if any, less the amount of the September Distributions (the “Estimated Second Half Distribution Amount”). Target shall make the 45% Distribution and 41% Distribution in the form of a promissory note payable to Sellers before January 15, 2010. The promissory note shall be in the form of Exhibit R attached hereto. Upon completion of financial statements of Target for the period from January 1, 2009 to the Closing Date and the financial statements of Target from July 1, 2009 to the Closing Date (the “Second Half Earnings Period”), Buyer shall provide Sellers with its calculation of the amount equal to (i) the 45% Distribution plus (ii) the 41% Distribution, if any, less the amount of the September Distributions (the “Calculated Second Half Distribution Amount”). Buyer and Sellers’ Representative shall resolve any disputes concerning the correctness of the Calculated Second Half

Distribution Amount by using the same dispute resolution procedure set forth in Section 2.3. Once this amount has been determined by agreement or as provided in Section 2.3 (the “Actual Second Half Distribution Amount”), (a) Buyer shall pay Sellers in accordance with Exhibit A attached hereto an aggregate amount equal to the amount by which the Actual Second Half Distribution Amount exceeds the Estimated Second Half Distribution Amount, or (b) Sellers shall each pay Buyer their share, in accordance with Exhibit A attached hereto, of the amount by which the Estimated Second Half Distribution Amount exceeds the Actual Second Half Distribution Amount which adjustments shall be deemed to be adjustments to the Purchase Price. The Parties shall use commercially reasonable efforts to have the financial statements of Target completed by April 15, 2010.”

2.             Section 9.19 of the Agreement is hereby amended in its entirety to read as follows:

“9.19       Sellers’ Representative. Each Seller by executing this Agreement hereby constitutes and appoints Michael D. Killgore as Sellers’ Representative, with full power and authority to act in the name of and for and on behalf of such Seller with respect to all matters arising in connection with, or related to, this Agreement and the Note and the transactions contemplated hereby. All decisions by Seller’s Representative on matters pertaining to this Agreement and the Note shall be binding and final on the Sellers. Each Seller hereby appoints Sellers’ Representative (i) the agent and true and lawful attorney-in-fact of such Seller, with full power, capacity, and authority in its sole discretion, to act in the name of and for and on behalf of such Seller in connection with all matters arising out of, resulting from, contemplated by or related or incident to this Agreement and the Note, and (ii) the agent for service of process for such Seller, and such Seller hereby irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the delivery of such process to Sellers’ Representative. Without limiting the generality of the foregoing, the power of Sellers’ Representative shall include the power to represent such Seller with respect to all aspects of this Agreement and the Note, which power shall include the power to (i) receive any payment or transfer of funds to be made pursuant this Agreement or the Note on behalf of such Seller, (ii) waive any and all conditions of this Agreement, (iii) amend, modify or supplement this Agreement and the Note in any respect, (iv) defend, negotiate or settle any claims or actions for indemnity pursuant to Article 8, (v) retain legal counsel or accountants and be reimbursed by the Sellers for all fees, expenses and other charges of such legal counsel or accountants, (vi) receive notices or other communications, (vii) deliver any notices, certificates or other documents required hereunder, (viii) take all such other action and to do all such other things as Sellers’ Representative deems necessary, appropriate, desirable or advisable to carry out the intent of this Agreement and the Note and (ix) perform its obligations as set forth in, and in accordance with, this Agreement. Each Seller agrees that Buyer and its Affiliates shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by Sellers’ Representative on behalf of the Sellers and shall have no liability with respect thereto, and none of Buyer or any of its Affiliates shall have any duty to inquire as to the acts and omissions of Sellers’ Representative. Each Seller agrees that all deliveries by Buyer, including any payment of funds under Article 2 and any payment of funds under the Note, to Sellers’

Representative shall be deemed deliveries to the Sellers; Buyer shall not have any liability with respect to any aspect of the distribution or communication of such deliveries between Sellers’ Representative and any Seller; and any disclosure made to Sellers’ Representative by or on behalf of Buyer shall be deemed to be a disclosure made to each Seller. Except where Buyer fails to heed a Sellers’ Rep Notice (as this term is defined below), each Seller that makes a claim against Buyer alleging the lack of authority of Sellers’ Representative shall indemnify Buyer and its Affiliates for any damages suffered, including reasonable attorneys’ fees and other costs, as a result of Buyer’s good faith reliance on the acts or omissions of Sellers’ Representative. Buyer shall indemnify Sellers for any Damages incurred, including reasonable attorneys’ fees and other costs resulting from Buyer’s failure to heed a Sellers’ Rep Notice. Each Seller agrees that any payment made by or on behalf of Buyer to Sellers’ Representative on a Seller’s behalf shall be deemed a direct payment to a Seller, and no Seller shall have any recourse against Buyer or any of its Affiliates in the event that such payment is not delivered to such Seller by Sellers’ Representative for any reason. Buyer and each Seller agree that Buyer and its Affiliates shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by Sellers’ Representative on behalf of the Sellers and shall have no liability with respect thereto. The foregoing notwithstanding, Sellers who immediately before the Closing owned in the aggregate more than 50% of the Interests as reflected on Exhibit A, shall have the right to replace Sellers Representative at any time by electing a successor Sellers Representative and notifying Buyer in writing of the election of a successor Sellers Representative, identifying the successor Sellers Representative and providing a copy of the written record of the vote or consent action signed by Sellers with the requisite interests(“Sellers Rep Notice”). The election of a successor Sellers Representative shall be effective immediately upon Buyer’s receipt of Sellers Rep Notice and all authority of the prior Sellers Representative under the terms of this Agreement or the Note shall immediately cease upon Buyer’s receipt or Sellers Rep Notice.

3.             Section 4.4 of the Disclosure Schedule is hereby amended as follows:

(a)           Paragraph 6 is hereby amended in its entirety to read as follows:

“6. Intentionally omitted.”

(b)           Paragraph 8 is hereby amended in its entirety to read as follows:

“8. Intentionally omitted.”

(c)           Paragraph 9 is hereby amended in its entirety to read as follows:

“9. Intentionally omitted.”

(d)           Paragraph 17 is hereby amended in its entirety to read as follows:

“17.  Lease and Fleet Management Services Agreement by and among ARI Fleet LT and Automotive Rentals, Inc., and James Construction Group, L.L.C., dated as of October 17, 2008”

4.             Section 4.9(b) of the Disclosure Schedule and Exhibit M-2 to the Purchase Agreement are hereby amended to include the following:

“Plant Site Lease by and among Henry A. Kornegay and James Construction Group, L.L.C., dated as of June 22, 2009. The term of this lease terminates upon the end of job #10338, which is scheduled to complete in August, 2010. Neither notice to nor consent of the landlord is required in connection with the transactions contemplated by this Agreement. The monthly expenditure under this lease is one hundred ($100) dollars per month.”

5.             Section 4.12(c) of the Disclosure Schedule is hereby amended to include the following:

“Target has been notified as of November 12, 2009 of a pending examination by the Internal Revenue Service of Target’s retirement plan.”

6.             Section 4.21(b) of the Disclosure Schedule is hereby amended to include the contents of Exhibit A to this First Amendment.

7.             Addendum A to the Disclosure Schedule is hereby amended to include the contents of Exhibit B to this First Amendment.

8.             Exhibit R of the Agreement is hereby added to the Agreement, and such Exhibit R shall include the contents of Exhibit C to this First Amendment.

9.             All other terms and conditions of the Agreement are readopted and reincorporated herein.

*****

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to Membership Interest Purchase Agreement as of the date first above written.

BUYER:	PRIMORIS SERVICES CORPORATION,
a Delaware corporation

	By:	/s/ Brian Pratt
(Signature)

Brian Pratt
(Name Printed)

CEO
Title

TARGET:	JAMES CONSTRUCTION GROUP, L.L.C.

	By:	/s/ Michael D. Killgore
(Signature)

Michael D. Killgore
(Name Printed)

CEO
Title

SELLERS’ REPRESENTATIVE:	/s/ Michael D. Killgore
Michael D. Killgore

SELLERS:	/s/ Michael D. Killgore
Michael D. Killgore

/s/ Danny L. Hester
Danny L. Hester

[Signatures continued on the following page.]

/s/ Donald B. Bonaventure
Donald B. Bonaventure

/s/ Rodney James
Rodney James

/s/ Charles Poole
Charles Poole

/s/ George Conrad Bourg
George Conrad Bourg

/s/ Thomas J. Lasseigne, Sr.
Thomas J. Lasseigne, Sr.

/s/ Thomas Lewis Love, Jr.
Thomas Lewis Love, Jr.

/s/ Ken Janke
Ken Janke

/s/ Bruce Hix
Bruce Hix

[Signatures continued on the following page.]

/s/ Dominic Iafrate
Dominic Iafrate, Sr., Individually and as Trustee of the Stephen M. Iafrate Trust U/A/D 11/07/95 and the Dominic A. Iafrate Trust U/A/D 11/07/95

/s/ Angelo E. Iafrate
Angelo E. Iafrate, Individually and as Trustee of the Danielle M. Iafrate Trust U/A/D 11/07/95 , the Anthony C. Iafrate Trust U/A/D 11/07/95 and the Jaclyn N. Iafrate Trust U/A/D 08/22/05

[Signature page to First Amendment to Membership Interest Purchase Agreement.]

EXHIBIT A

TO FIRST AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

See attached.

EXHIBIT B

TO FIRST AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

See attached.

EXHIBIT C

TO FIRST AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

EXHIBIT R
TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

PROMISSORY NOTE

See attached.